EXHIBIT 99.1

Amtech Reports Fourth Quarter and Fiscal 2017 Results
TEMPE, Ariz., November 20, 2017 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production equipment and related supplies for the solar, semiconductor, and LED markets, today reported results for its fourth quarter and fiscal year ended September 30, 2017.
Fourth Quarter Fiscal 2017 Financial and Operational Highlights:

•	Net revenues of $54.7 million (solar $30.1 million)

•	Net income of $7.3 million

•	Diluted earnings per share of $0.51

•	Customer orders of $27.6 million (solar $9.6 million)

•	Quarter-end backlog of $102.4 million (solar $81.4 million)

•	Book to bill ratio of 0.5:1 (0.3:1 solar)

•	Unrestricted cash of $51.1 million
Fiscal Year 2017 Financial and Operational Highlights:

•	Net revenues of $164.5 million (solar $87.0 million)

•	Net income of $9.1 million

•	Diluted earnings per share of $0.68

•	Cash provided by operating activities of $11.8 million

•	Customer orders of $210.5 million (solar $126.6 million)

•	Book to bill ratio of 1.3:1 (1.4:1 solar)

Mr. Fokko Pentinga, Chief Executive Officer of Amtech, commented, “We are pleased to report that shipment of Phase I of the turnkey order and strong shipments of semiconductor products led to strong financial results in the fourth quarter and fiscal year 2017. All three of our businesses delivered very positive earnings in the fourth quarter. Both our solar and semiconductor business units performed well with sequential quarter-to-quarter and year-over-year improvements in both revenue and operating profit. The polishing segment also produced higher quarterly profits sequentially and year-over-year. In August, we successfully completed a round of equity financing, which enhanced our financial position as we continue to develop next-generation products and solutions, focus on operational excellence, and the long-term profitable growth of the company.”
At September 30, 2017, our total order backlog was $102.4 million (solar $81.4 million), compared to total backlog of $125.7 million (solar $98.2 million) at June 30, 2017. Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months.
Net revenue for the fourth quarter of fiscal 2017 was $54.7 million compared to $47.8 million in the preceding quarter and $42.4 million in the fourth quarter of fiscal 2016. The sequential increase is due primarily to increased shipments of our semiconductor equipment. The increase from the prior year quarter is due primarily to shipments relating to the large solar turnkey order, as well as increased shipments of our semiconductor equipment.
Gross margin in the fourth quarter of fiscal 2017 was 36%, compared to 32% in the preceding quarter and 29% in the fourth quarter of fiscal 2016. Sequentially and compared to prior year, gross margin increased primarily due to higher sales volumes, favorable product and customer mix, and the recognition of previously deferred profit.
Selling, general and administrative (SG&A) expenses in the fourth quarter of fiscal 2017 were $9.8 million compared to $10.1 million in the preceding quarter and $10.3 million in the fourth quarter of fiscal 2016. Sequentially, the SG&A decrease was due primarily to lower severance and employee-related expenses. The decrease in SG&A from prior year is due primarily to a $1.8 million provision for doubtful accounts receivable in the fourth quarter of fiscal 2016. The fourth quarter of fiscal 2017 included increased commissions and selling expenses on higher sales and higher employee related expenses.

Research, development and engineering (RD&E) expense was $1.8 million in the fourth quarter of fiscal 2017 compared to $1.4 million in the preceding quarter and $2.0 million in the fourth quarter of fiscal 2016.
Depreciation and amortization in the fourth quarter of fiscal 2017 was $0.6 million, compared to $0.6 million in the preceding quarter and $0.7 million in the fourth quarter of fiscal 2016.
Income tax expense in the fourth quarter of fiscal 2017 was $0.5 million compared to $1.0 million in the preceding quarter and $1.1 million in the fourth quarter of fiscal 2016.
Net income for the fourth quarter of fiscal 2017 was $7.3 million, or $0.51 per diluted share, compared to a net loss of $0.3 million, or $0.02 per share for the fourth quarter of fiscal 2016 and net income of $3.3 million or $0.25 per diluted share in the preceding quarter.
Unrestricted cash and cash equivalents at September 30, 2017 were $51.1 million, compared to $39.2 million at June 30, 2017.

Outlook
The company expects revenues for the quarter ending December 31, 2017 to be in the range of $60 to $70 million. Gross margin for the quarter ending December 31, 2017 is expected to be in the mid 20 percent range, with operating margin percentage in the mid-single digits, both influenced by product mix.
The solar and semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Additionally, operating results can be impacted by the timing of orders, system shipments and the financial results of the solar and semiconductor businesses. The first quarter of fiscal 2018 ending December 31, 2017 is expected to be positively impacted by the solar business due to the shipment of all Phase II equipment of a large multi-phase turnkey order, followed by softer second quarter shipments and operating results. Depending on the timing of the order for the next phase of the turnkey project, the results for the second half of the year potentially may be in line with the first half of the year. Operating results could also be affected by the net impact of revenue deferral on shipments, and recognition of revenue based on customer acceptances, and progress on the start-up of the turnkey production lines, all of which can have a significant effect on operating results.
A substantial portion of Amtech's revenues are denominated in Euros. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Euro. A significant decrease in the value of the Euro in relation to the United States Dollar could cause actual revenues to be lower than anticipated.

Conference Call
Amtech Systems will host a conference call and webcast today at 5:00 p.m. ET to discuss fourth quarter and fiscal 2017 financial results. Those in the USA wishing to participate in the live call should dial (844) 868-9329. From Canada, dial (866) 605-3852, and internationally, dial (412) 317-6703. Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference call through November 27, 2017.  To access the replay please dial US toll free (877) 344-7529 and enter code 10114411. Internationally, dial (412) 317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech's website at www.amtechsystems.com.

About Amtech Systems, Inc.
Amtech Systems, Inc. is a global supplier of advanced thermal processing equipment to the solar, semiconductor / electronics, and LED manufacturing markets. Amtech's equipment includes diffusion, ALD and PECVD systems and solder reflow systems. Amtech also supplies wafer handling automation and polishing equipment and related consumable products. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS, printed circuit boards, semiconductor packaging, and the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names Tempress SystemsTM, Bruce TechnologiesTM, PR HoffmanTM, R2D AutomationTM, SoLayTec, and BTU International.

Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "would," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology or our management are intended to identify such forward-looking statements. Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, and plans and objectives of Amtech and its management for future operations. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K, as amended, that Amtech filed with the Securities and Exchange Commission (the “SEC”) for the year-ended September 30, 2016, listed various important factors that could affect the company’s future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Robert T. Hass Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
November 20, 2017
(Unaudited)

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Years Ended September 30,
	2017	2016	2017	2016
Revenues, net of returns and allowances	$54,677	$42,409	$164,516	$120,308
Cost of sales	35,085	29,933	112,584	86,245
Gross profit	19,592	12,476	51,932	34,063

Selling, general and administrative	9,771	10,259	35,135	33,967
Research, development and engineering	1,787	1,989	6,372	8,004
Operating income (loss)	8,034	228	10,425	(7,908)

Gain on sale of other assets	—	—	—	2,576
(Loss) income from equity method investment	(216)	73	(417)	299
Interest and other expense, net	(27)	18	(178)	(417)
Income (loss) before income taxes	7,791	319	9,830	(5,450)
Income tax provision	474	1,060	1,744	3,100
Net income (loss)	7,317	(741)	8,086	(8,550)

Add: net loss attributable to noncontrolling interest	—	456	1,045	1,542
Net income (loss) attributable to Amtech Systems, Inc.	$7,317	$(285)	$9,131	$(7,008)

Income (Loss) Per Share:
Basic income (loss) per share attributable to Amtech shareholders	$0.53	$(0.02)	$0.68	$(0.53)
Weighted average shares outstanding	13,895	13,177	13,378	13,168
Diluted income (loss) per share attributable to Amtech shareholders	$0.51	$(0.02)	$0.68	$(0.53)
Weighted average shares outstanding	14,294	13,177	13,501	13,168

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
November 20, 2017

Condensed Consolidated Balance Sheets
(in thousands, except share data)
	September 30, 2017	September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$51,121	$27,655
Restricted cash	24,640	893
Accounts receivable
Trade (less allowance for doubtful accounts of $866 and $3,730 at September 30, 2017, and September 30, 2016, respectively)	22,519	17,642
Unbilled and other	14,275	8,634
Inventories	30,210	23,223
Refundable income taxes	—	260
Vendor deposits	11,806	1,962
Other	2,542	2,655
Total current assets	157,113	82,924
Property, Plant and Equipment - Net	15,792	15,960
Intangible Assets - Net	3,495	4,100
Goodwill - Net	11,405	11,119
Investments	2,615	3,032
Deferred Income Taxes - Long-Term	200	200
Other Assets - Long-Term	1,003	1,095
Total Assets	$191,623	$118,430
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$21,555	$15,397
Accrued compensation and related taxes	7,592	5,710
Accrued warranty expense	1,254	795
Other accrued liabilities	2,056	2,164
Customer deposits	48,784	7,055
Current maturities of long-term debt	361	1,134
Deferred profit	4,081	4,709
Income taxes payable	286	1,100
Total current liabilities	85,969	38,064
Long-Term Debt	8,134	9,097
Income Taxes Payable - Long-Term	7,037	5,930
Total Liabilities	101,140	53,091
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,710,591 and 13,179,355 at September 30, 2017, and September 30, 2016, respectively	147	132
Additional paid-in capital	125,564	111,631
Accumulated other comprehensive loss	(8,529)	(8,876)
Retained deficit	(26,699)	(35,830)
Total stockholders' equity	90,483	67,057
Noncontrolling interest	—	(1,718)
Total equity	90,483	65,339
Total Liabilities and Stockholders' Equity	$191,623	$118,430

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
November 20, 2017

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended September 30,
	2017	2016
Operating Activities
Net income (loss)	$8,086	(8,550)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,493	2,974
Write-down of inventory	420	84
Capitalized interest	277	322
Deferred income taxes	(27)	2,280
Non-cash share based compensation expense	1,328	1,390
Loss on sale of property, plant and equipment	26	(60)
Gain on sale of other assets	—	(2,576)
Loss (income) from equity method investment	417	(299)
(Reversal of) provision for allowance for doubtful accounts	(720)	1,698
Changes in operating assets and liabilities:
Restricted cash	(22,262)	(253)
Accounts receivable	(8,655)	(4,998)
Inventories	(6,638)	491
Accrued income taxes	573	351
Vendor deposits and other assets	(8,898)	(814)
Accounts payable	5,374	(224)
Customer deposits and accrued liabilities	40,817	(1,355)
Deferred profit	(822)	(150)
Net cash provided by (used in) operating activities	11,789	(9,689)
Investing Activities
Purchases of property, plant and equipment	(1,256)	(978)
Proceeds from sale of property, plant and equipment	40	255
Proceeds from partial sale of subsidiary	—	7,012
Proceeds from sale of other assets	—	4,884
Net cash (used in) provided by investing activities	(1,216)	11,173
Financing Activities
Proceeds from issuance of common stock, net	12,602	51
Payments on long-term debt	(674)	(739)
Borrowings on long-term debt	755	1,145
Excess tax benefit of stock compensation	18	—
Net cash provided by financing activities	12,701	457
Effect of Exchange Rate Changes on Cash	192	(138)
Net Increase in Cash and Cash Equivalents	23,466	1,803
Cash and Cash Equivalents, Beginning of Year	27,655	25,852
Cash and Cash Equivalents, End of Year	$51,121	27,655